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                                   EXHIBIT 21.1

                        SUBSIDIARIES OF DIRECT FOCUS, INC.

Nautilus Fitness Products, Inc, a Washington corporation.
Nautilus Human Performance Systems, Inc., a Virginia corporation.
Nautilus, Inc., a Washington corporation.
Direct Focus Sales Corporation, a Washington corporation.
Direct Focus FSC, Ltd., a Barbados corporation.
DFI Properties, LLC, a Virginia limited liability company.
BFI Advertising, Inc., a Washington corporation.
Instant Comfort Corporation, a Washington corporation.